Exhibit 10(aq)

STOCK PURCHASE AND SALE AGREEMENT

among

QUIK PIX INCORPORATED,

and

DALRADA FINANCIAL CORPORATION

Dated as of December 31st, 2004

STOCK PURCHASE AND SALE AGREEMENT

STOCK PURCHASE AND SALE AGREEMENT, dated December 31, 2004, by and among DALRADA FINANCIAL CORPORATION, a Delaware corporation (“Seller”), QUIK PIX INCORPORATED, a Nevada corporation, (“Buyer”).

PRELIMINARY STATEMENT

Seller owns all of the issued and outstanding shares of capital stock (“Shares”) of SOLVIS GROUP, a Michigan corporation (the “Company”) which includes all of the assets owned or leased by the Company and used in the business of the Company including, but not limited to Client lists, its subsidiaries (per Exhibit II), Vendor lists, Computer lists and/or programs and the liabilities of the business or otherwise set forth in the Dalrada's Basis for Valuation of the Company, a copy of which is attached hereto as Exhibit 1, and, on the terms and conditions set forth in this Agreement, Seller desires to sell the Shares and Buyers desire to purchase the Shares.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. Sale and Purchase

Section 1.1. Sale and Purchase of the Shares |HiddenPara|

. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants contained herein, Seller hereby sells, transfers, assigns and delivers to Buyer the Shares of the Company for a purchase price of fifteen million sixty-two thousand and fifty-eight (15,062,058) shares of Quik Pix Inc. common stock, bearing a 144 restrictive legend, and/or such other legend or legends as the Company and its counsel deem necessary or appropriate. Appropriate stop transfer instructions with respect to the Shares have been placed with the Company’s transfer agent, (the “Purchase Price”) payable by the Buyer in accordance with the terms set forth herein

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE TRANSFERRED ONLY IF THE COMPANY IS SATISFIED THAT NO VIOLATION OF SUCH ACT IS INVOLVED”

Section 1.2. Payments|HiddenPara|

. On the date hereof, Seller shall deliver to Buyers or their joint designee the certificates evidencing the Shares of the COMPANY endorsed in blank or accompanied by separate stock powers duly executed in blank and:

1.2.1	Buyer shall deliver to Seller a Quik Pix Inc. stock certificate for fifteen million sixty-two thousand and fifty-eight (15,062,058) shares of common stock pursuant to Section 1.1, above.

Section 1.3. Transfer Taxes |HiddenPara|

. All transfer, documentary, sales, use, registration and other similar Taxes and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”), if any, arising out of or incurred in connection with this Agreement shall be payable by Seller. The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return. Buyers and Seller shall have the right to review and comment on each such Tax Return and no such Tax Return will be filed without the prior written consent of both Buyers and Seller, which consent shall not be unreasonably withheld or delayed.

Section 1.4. Receivables. Seller shall warrant and provide that the Company has no less than the dollar amount of collectable receivables, as reflected on it's December 31, 2004 financial statement and also warrant that such receivables shall not be used to offset any of the negative cash positions represented on the pro forma balance sheet dated December 31, 2004.

ARTICLE 2. Representations and Warranties of Seller |HiddenPara|

. Seller represents and warrants to Buyers as follows:

Section 2.0. Organization and Qualification of the Company |HiddenPara|

. The Company is a corporation that is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Solvis Group, and its subsidiaries (the COMPANY) are corporations that are duly organized, validly existing and in good standing under the laws of the state of Michigan. Seller shall provide to the Buyer a Certificate of Good Standing from the State of Michigan (in the case of the Company) and from the state of Delaware (in the case of the Seller) at the time of closing.

 Section 2.1. Authorization and Validity of Agreements |HiddenPara|

. Seller shall provide a Board of Directors resolution confirming that the Seller has the power and authority to execute and deliver this Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by Seller and to perform its obligations hereunder and thereunder. This Agreement and all other agreements specified in or contemplated by this Agreement to be executed and delivered by Seller have been duly authorized and approved by all required corporate action and executed and delivered by Seller and constitute the valid and binding obligations of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

Section 2.2. Capitalization |HiddenPara|

. The Company has only one class of authorized capital stock in each of its subsidiaries, consisting of _________ shares of common stock, no par value, of which ______ shares are issued and outstanding. All of the Shares have been duly authorized, validly issued and outstanding and are fully paid and non-assessable. Seller is the lawful record and beneficial owner of the Shares, pursuant to Exhibit IV__.

Section 2.3. Brokers |HiddenPara|

. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Seller in such manner as to give rise to any valid claim against either Buyer or the Company for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE 3. Representations and Warranties of Buyers |HiddenPara|

. Buyers represents and warrants to Seller as follows:

 Section 3.1. Organization and Qualification |HiddenPara|

. Quik Pix Inc. is a corporation that is duly incorporated, validly existing and in good standing under the laws of Nevada. Buyer has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 3.2 Authorization and Validity of Agreements |HiddenPara|

. Buyer has the power and authority to execute and deliver this Agreement, the QPIX Shares and all other agreements specified in or contemplated by this Agreement to be executed and to perform their respective obligations hereunder and hereunder. This Agreement and all other agreements specified in or contemplated by this Agreement have been duly authorized and approved by all required corporate action and executed and delivered by Buyer and constitute the valid and binding obligations of the Buyer enforceable against them in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, securities or other laws or policies relating to or affecting creditors’ rights or the enforcement of indemnification obligations or by general principles of equity.

Section 3.3. Due Diligence Completed|HiddenPara|

. Buyer has satisfactorily completed a careful review of the Company and its business, assets and liabilities and rely heavily on the validly of the Dalrada business valuation (EXHIBIT I) and they do not require any further due diligence review of the Company or its business, assets or liabilities.

Section 3.4. Purchase for Investment |HiddenPara|

. Buyer (a)†is a sophisticated investor; (b)†has sufficient knowledge and expertise in financial and business matters, investment securities and private placements to evaluate the merits and risks of the transactions contemplated by this Agreement; (c)†has made its own inquiry and investigation into the Company and its financial condition, results of operation and prospects; (d)†has been granted full access to the books, records, financial statements and management of the Company and has had the opportunity to question and receive answers from representatives of the Company and Seller with regard to the business of the Company and the purchase of the Shares; and (e)†is acquiring the Shares for investment and not with a view toward any resale or distribution thereof, except in compliance with applicable law.

Section 3.5. Brokers |HiddenPara|

. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf the Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation, other than fees to be paid by Buyers.

ARTICLE 4. Covenants |HiddenPara|

. The parties hereto further agree as follows:

Section 4.0. Employees|HiddenPara|

. Buyer will cause the Company to continue to engage employees of the Company after the date hereof on terms substantially similar to those currently in effect and assume all on going obligations with respect to such employees, including, without limitation, any and all obligations with respect to and/or arising under any Employee Benefit Plan, for a period not to exceed 90 days.

Section 4.1. Publicity|HiddenPara|

. Neither Seller nor Buyer shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other with a written copy of the text of such release or statement and obtaining the consent of the other respecting such release or statement (which consent shall not be unreasonably withheld or delayed).

Section 4.2. Resignation|HiddenPara|

. Concurrent with the execution and delivery of this Agreement, the directors and officers of the Company (listed in Exhibit III) may, but shall not be required, to submit their resignations from the Board of Directors and as officers of the Company.

Section 4.3. Intercompany Payables and Receivables|HiddenPara|

. Effective the date hereof, all amounts currently owed by the Company to any officer, director, shareholder, employee or Affiliate of the Company (“Related Parties”) net of any amount then owed by such persons to the Company shall be assumed by Seller (or, as to net amounts owed to Seller, cancelled) and in all events deemed a capital contribution by Seller to the Company and any net amount then owed by any such person to the Company shall be forgiven by the Company.

Section 4.4. Buyer’s Cooperation |HiddenPara|

. Buyer shall, and they shall cause the Company and its employees to, cooperate fully with Seller in order to enable Seller to enforce any and all rights of indemnity which Seller may be entitled to enforce against third parties, and, in connection therewith, Buyer shall, upon the request of Seller, provide Seller and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the Company which have been transferred to Buyer and to the employees of the Company and others to enable Seller to enforce its right of indemnity against third parties.

Section 4.5. Seller’s Cooperation |HiddenPara|

. Seller shall, and they shall cause the Company and its employees to, cooperate fully with Buyer in order to enable Buyer to enforce any and all rights of indemnity which Buyer may be entitled to enforce against third parties, and, in connection therewith, Seller shall, upon the request of Buyer, provide Buyer and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the Company which have been transferred to Seller and to the employees of the Company and others to enable Buyer to enforce its right of indemnity against third parties.

Section 4.6. Seller’s Covenant|HiddenPara|

. Seller agrees that until the fifth anniversary of the date hereof (the “Restricted Period”), it will secure Non-Disclosure and Covenants of non-competition from the Company's officers and directors. Stating that the present officers and directors of the Company, nor any of its Affiliates will, directly or indirectly, provide similar services of the type currently being provided by Buyer and/or the "company".

Section 4.7. Seller’s Specific Performance |HiddenPara|

. If there is any breach or threatened breach of any of the provisions in this Article 4. 6, Buyer shall have the right to obtain specific enforcement and performance of such provisions by any court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer. Such right shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity. The provisions hereof shall be construed as a separate covenant covering competition in each of the separate countries, states, counties, cities or other jurisdictions in which Buyer has been engaged in business and, to the extent that it shall be judicially determined to be illegal or unenforceable in any such countries, states, counties, cities or other jurisdictions hereof will be valid and enforceable in those jurisdictions and for those periods of time in which such provisions are valid and enforceable. The period of time during which each Seller and their Affiliates is prohibited from engaging in certain activities pursuant to this Section 4.6 shall be extended by the length of time during which Seller or any of its Affiliates is in breach of the terms of this Section 4.6.

Section 4.8. Seller’s Cooperation |HiddenPara|

. Seller shall, and they shall cause the Company and its employees to, cooperate fully with Buyer in order to enable Buyer to enforce any and all rights of indemnity which Buyer may be entitled to enforce against third parties, and, in connection therewith, Seller shall, upon the request of Buyer, provide Buyer and its representatives, including third party insurers, with full access at all reasonable times to the books, records and documents of the Company which have been transferred to Seller and to the employees of the Company and others to enable Buyer to enforce its right of indemnity against third parties.

ARTICLE 5. Survival; Indemnification

Section 5.0. Survival of the Representations, Warranties and Covenants |HiddenPara|

. The representations and warranties contained in or made pursuant to this Agreement shall not survive the closing of the transactions contemplated hereby. All covenants and agreements contained in this Agreement shall survive until performed in accordance with their terms.

Section 5.1. Indemnity by Buyers |HiddenPara|

. Buyer, shall indemnify and hold harmless Seller from and against any and all demands, claims, recoveries, obligations, losses, damages, deficiencies and liabilities, and all reasonable and related costs, expenses (including reasonable attorneys’ fees), interest and penalties, which any of them shall incur which results from the breach of any of the representations, warranties, covenants or agreements made by Buyer under this Agreement.

ARTICLE 6. Tax Matters

Section 6.0. Cooperation |HiddenPara|

. Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods. Neither party shall dispose of, or allow any other Person to dispose of, any Tax or other workpapers, books or records relating to the Company during the seven-year period following the date hereof, and thereafter shall give the other party written notice before any such items are disposed of and 90 calendar days to copy or take possession of the same prior to their disposition.

Section 6.1. Post-Closing Elections |HiddenPara|

. At Seller’s request, Buyers shall or shall cause Company to make and/or join with Seller or its Affiliates in making any Tax election if the making of such election does not have a material adverse impact on Buyer or Company for any post-acquisition Tax period.

Section 6.2. Reporting of Post-Closing Transactions |HiddenPara|

. To the extent permitted by applicable law or administrative practice of any Taxing Authority, (A) the taxable year of the Company shall close as of the close of business on the date hereof and (B) any transactions (other than the transactions contemplated by this Agreement) involving the Company that are not in the ordinary course of business occurring on the date hereof but after the closing shall be reported on Buyer’s Tax Returns to the extent permitted by Applicable Law or on the post-closing separate company returns of the Company (if the Company does not file a Tax Return with Buyer), and shall be similarly reported on all other Tax Returns of Buyers or their Affiliates to the extent permitted. In all events, Buyers shall be responsible for, and shall indemnify and hold Seller and its Affiliates harmless from, all Taxes related to transactions described in clause (B) of this Section 6.2.

Section 6.3. Carryback of Tax Attributes |HiddenPara|

. With prior written consent of Seller, which consent shall not be unreasonably withheld by the Seller, none of Buyers, their Affiliates or Company shall carry back any net operating loss or other Tax attribute or item from a taxable year or taxable period commencing after the date hereof to a taxable year or taxable period ending on or before the date hereof in which Seller, its Affiliates or the Company has reported any taxable income or other tax attribute against which any such carry-back item can be utilized, unless such prior returns contained material errors and/or omissions.

Section 6.4. Accrued Tax Liabilities |HiddenPara|

. Buyers shall, and they shall cause the Company to, assume and pay the disclosed accrued tax liabilities of the Company as and when due.

ARTICLE 7. Definitions.

Section 7.0. “Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, is controlling, or controlled by, or under common control with such specified Person.

Section 7.1. “Buyers” has the meaning set forth in the recitals.

Section 7.2. “Claim” has the meaning set forth in Section 5.2.

Section 7.3. “Company” has the meaning set forth in the recitals.

Section 7.4. “Damages” has the meaning set forth in Section 5.2.

Section 7.5. “Employee Benefit Plan” means each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, covering any present or former employee of the Company.

Section 7.6. “Governmental Body” means any foreign, national, federal, state, provincial, local or municipal government (including any agency, branch, department, or division thereof and any court or other tribunal), quasi government, self-governing body or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

Section 7.7. “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

Section 7.8. “Purchase Price” has the meaning set forth in Section 1.1.

Section 7.9. “Related Parties” has the meaning set forth in Section 4.6.

Section 7.10.“Shares” has the meaning set forth in the recitals.

Section 7.11. “Seller” has the meaning set forth in the recitals.

Section 7.12. “Tax Benefit” shall mean the tax effect of any loss, deduction, or credit or any other item that decreases taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

Section 7.13. “Tax Return” shall mean any return, report, estimate, declaration, information return or other statement or document (including any schedule or attachment thereto or any amendment thereof) filed or required to be filed with any federal, state, local or non-U.S. taxing authority in connection with the determination, assessment, collection, administration or imposition of, or otherwise relating to, any tax.

Section 7.14. “Taxes” shall mean all taxes, charges, fees, customs, levies, duties, imposts, required deposits or assessments of any kind, including, without limitation, all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, Capital Stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, or other taxes, and any interest, penalties, additions to tax or additional amounts with respect thereto, imposed, assessed or collected by any taxing authority, and shall include any liability for any of the foregoing arising by contract or otherwise under applicable law.

Section 7.15.“Taxing Authority” means any governmental authority responsible for the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

Section 7.16.“Transfer Taxes” has the meaning set forth in Section 1.4.

ARTICLE 8. General Provisions.

Section 8.0. Entire Agreement |HiddenPara|

. This Agreement, including the schedules and exhibits hereto, together with the Security Agreement, Note and Financing Statements (which are hereby incorporated by reference and made a part hereof), supersedes all other prior agreements, understandings, representations and warranties, oral or written, between the parties hereto with respect of the subject matter hereof.

Section 8.1. Expenses |HiddenPara|

. Except, as otherwise specifically provided herein, whether or not the transactions contemplated herein are consummated, each party shall pay its own expenses incident to the preparation and performance of this Agreement.

Section 8.2. Further Assurances |HiddenPara|

. From time to time prior to, at and after the date hereof, each party hereto will execute all such instruments and take all such actions as the other, being advised by counsel, shall reasonably request (and which it is reasonably within their respective powers to accomplish), in connection with the carrying out and effectuating of the intent and purposes hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the date hereof, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

Section 8.3.Notices |HiddenPara|

. Any notice or other communication required or permitted under this Agreement by any party to the other shall be in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand; (b) three days after the date of deposit in the mails, if mailed by certified or registered mail, postage prepaid, return receipt requested; (c) the next business day, if sent by a prepaid overnight courier service; or (d) when sent, if sent by facsimile transmission with a confirmation copy sent by first class mail on the date of fax transmission, and in each case addressed as follows:

If to Buyer:

c/o QUIK PIX INCORPORATED
7050 Village Drive, Suite F, Buena Park, CA 90621
Attn: John Capezzuto
Telecopier: 714-521-1745

with a copy to:

Naccarato & Associates
18301 Von Karman, Ste. 430
Irvine, CA 92612
Telecopier: 949-861-9262

If to Seller:

DALRADA FINANCIAL CORPORATION
9449 Balboa Avenue, Suite 211
San Diego, CA 92123
Attn: Brian Bonar
Telecopier: 858.277.5379

with a copy to:

                Naccarato & Associates
18301 Von Karman, Ste. 430
Irvine, CA 92612
Telecopier: 949-861-9262

or to such other address or to such other person as any party hereto shall have last designated by notice to another party in accordance with the provisions of this Section 8.4.

Assignment |HiddenPara|

. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Counterparts |HiddenPara|

. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.

Governing Law |HiddenPara|

. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Nevada.

Consent to Jurisdiction; Waiver of Jury Right |HiddenPara|

. Each party to this Agreement hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of a court sitting in Orange County, California for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such court), and further agrees that service of any process, summons, notice or document in accordance with the Notice provisions herein shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waives to the fullest extent of permitted by applicable law, (a) any and all rights to trial by jury and (b) any objections such party may now or hereafter may have to the laying of venue, of any such action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby.

Headings |HiddenPara|

. The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Severability |HiddenPara|

. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

Acknowledgement and Waiver. Naccarato & Associates has explained to each of the undersigned that present and conflicting dual interests may exist in reviewing the above-described agreement and has informed each of us of the nature and possible consequences of these conflicts.

We understand that we have the right to seek independent counsel before executing this consent or at any future time. Each of the undersigned nevertheless desires representation by Naccarato & Associates and therefore consents and gives approval for such representation.

We further release Naccarato & Associates from any and all liability and further agree to indemnify and defend Naccarato & Associates from all suits, judgments arbitration awards and alike as resulting from its representation of our interests and specifically involving the disclosed potential conflict of interest.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written.

Seller:
DALRADA FINANCIAL CORPORATION

By: /s/ Brian Bonar
Name: Brian Bonar
Title: CEO

Buyer:
QUIK PIX INCORPORATED

By: /s/ John Cappezzuto
Name: John Cappezzuto
Title: CEO

Exhibit 1

Dalrada Financial Corporation
Basis for Valuation of The Solvis Group for purposes of Transferring this Entity from Dalrada to Quik Pix, Inc.

Background:

The purpose of this memorandum is to provide an explanation of the assumptions and estimates utilized in determining a fair value of The Solvis Group, presently a wholly-owned subsidiary of Dalrada Financial Corporation, to be used to value its intercompany sale to Quik Pix, Inc., a majority owned Dalrada Financial Corporation subsidiary.

The Solvis (Solvis) Group consists of four entities:

•	Jackson Staffing - Acquired September 1, 2003
•	M&M Nursing - Acquired July 1, 2004
•	Pro Health - Established December 2004
•	ISI, Incorporated - Acquired December 2004

All of the above entities, with the exception of ISI, are wholly - owned and provide staffing to their clients in their fields of expertise.

Valuation Methodology:

The balance sheets of the above entities do not have any significant tangible assets or tangible net worth to form a basis for valuation. Accordingly, the valuation is based on pro forma discounted cash flow for the calendar years 2005 through 2009.

In addition to a discount factor, a risk factor has also been applied to represent the fact that none of the contracts in place with respect to the above entities are long-term and that the continuance of their revenue streams is contingent on their quality of work, cost of service to the client and management of receivables and overhead costs.

A term of five years is being utilized as forecasting pro forma financial results or operating results for a longer term has an extraordinary high risk of being inaccurate to the extent that could flaw the entire valuation process.

Individual growth rate estimates were applied to each entity based upon its business base and the likelihood of its achieving the estimated growth.

Jackson Staffing:

Jackson Staffing (Jackson) has two call center staff leasing operations with NCO, its only customer. The centers are located in Jackson, Michigan and Pennsylvania. At present, Jackson is at full capacity and no future growth can be anticipated unless NCO decides to expand its call center operations.

NCO did sign a contract with Jackson for a term of two years; however, it can be cancelled by either party with thirty days written notice. As Jackson has been a provider to NCO for a number of years and has a close relationship with its management, a high probability exists for the first two years of keeping the business but decreases over time as call center services in third world countries grows to compete with the U.S. labor market.

For purposes of this analysis, the results of operations for 2004 were used as the annual value for all five years.

M&M Nursing:

M&M Nursing (M&M) provides staff registered nurses to hospitals to fill their staffing needs both on a short and intermediate term basis. The previous owner and now manager of this operation is a registered nurse who merged his company into Solvis to be able to secure more volume work being associated with a larger organization.

The M&M pro forma financial assume a 5% annual growth rate. This rate was selected taking into consideration the current high shortage of nursing resources offset by new immigration laws curtailing the hiring and relocation of foreign nursed to the United States. Based upon the ability of management to identify, background check and deploy new nurses, it was concluded that a 5% growth rate was reasonable.

It is public knowledge that the present shortage of nurses will last for at least two years and accordingly, no risk factor was applied for the first two years. In subsequent years, however, a risk factor of 5%, 10% and 15% were used for years 2007, 2008 and 2009, respectively.

The pro forma financial statements represent factoring expenses of 70% of eligible receivables at 2%. As M&M continues to grow at a moderate rate, the factoring requirements are expected to lessen and are reflected as such.

Pro Health is in a startup stage and is expected to grow at a higher rate than traditional entities in the group except for the initial two years where name recognition and quality of service need to become known in the market place.

Regardless, Pro Health, from a financial standpoint, is immaterial to the combined pro forma financial statements of Solvis, taken as a whole.

ISI

ISI is a staffing firm providing equipment, software design and implementation assistance to two major automotive customers. It qualifies for minority treatment which gives ISI a significant advantage over competing high technology staffing firms.

Given the automotive industries need to subcontract major technical projects, ISI’s minority status and now, its affiliation with a larger organization such as Solvis, it is reasonable to use a growth rate of 15%.

Historical financial statements were used to estimate the pro forma results of operations and a melded gross profit rate of 15% was used based upon historical results.

The risk factor, for mathematical purposes, was increased by 30% to provide for the minority interest ownership in ISI. It should be noted that Solvis assumed $622,000 of debt and $570,000 of accounts receivable. The net difference, $52,000 will be deducted from the total estimated valuation.

Final Valuation:

The final valuation, after factoring in the excess debt assumed for ISI over the accounts receivable, represents a fair valuation at this time and incorporates management’s best estimates based upon information and history available.

Exhibit 2

THE SOLVIS GROUP COMPANIES

The Solvis (Solvis) Group consists of four entities:

• Jackson Staffing - Acquired September 1, 2003
• M&M Nursing - Acquired July 1, 2004
• Pro Health - Established December 2004
• ISI, Incorporated - Acquired December 2004

Exhibit 3

List of Resigning Officers and Directors

Exhibit 4
ENTITY, NUMBER OF SHARES, PERCENTAGE OWNED

•	Jackson Staffing d.b.a. Call Center HR
•	M&M Nursing
•	Pro Health
•	ISI, Incorporated